Exhibit 99.1
NEWS RELEASE

Vanguard Natural Resources, LLC Signs Agreement to Sell SCOOP/STACK Assets in Oklahoma

Houston – March 30, 2016 (GLOBE NEWSWIRE) – Vanguard Natural Resources, LLC (NASDAQ: VNR) (“Vanguard” or “the Company”) today announced it has entered into a definitive agreement to sell its natural gas, oil and natural gas liquids assets in the SCOOP/STACK area in Oklahoma for $280 million, subject to typical purchase price adjustments at closing, to entities managed by Titanium Exploration Partners, LLC. The effective date of the sale is January 1, 2016 and the Company anticipates closing this acquisition on or before May 18, 2016. At closing, Vanguard anticipates providing updated operating and financial guidance for 2016. Proceeds from the sale will be used to reduce borrowings under the Company’s reserve-based credit facility. RBC Richardson Barr acted as exclusive advisor to Vanguard for this transaction.

About Vanguard Natural Resources, LLC
Vanguard Natural Resources, LLC is a publicly traded limited liability company focused on the acquisition, production and development of oil and natural gas properties. Vanguard’s assets consist primarily of producing and non-producing oil and natural gas reserves located in the Green River Basin in Wyoming, the Permian Basin in West Texas and New Mexico, the Gulf Coast Basin in Texas, Louisiana, Mississippi and Alabama, the Anadarko Basin in Oklahoma and North Texas, the Piceance Basin in Colorado, the Big Horn Basin in Wyoming and Montana, the Arkoma Basin in Arkansas and Oklahoma, the Williston Basin in North Dakota and Montana, the Wind River Basin in Wyoming, and the Powder River Basin in Wyoming. More information on Vanguard can be found at www.vnrllc.com.
About Titanium Exploration Partners, LLC

Titanium Exploration Partners, LLC, is a Dallas, Texas-based oil and gas investment firm managed by Charles B. “Chip” Simmons, CEO and Peter M. Halloran, Executive Chairman and Chief Investment Officer. Titanium’s current assets consist primarily of producing and non-producing oil and natural gas reserves located in the Eagle Ford Shale play in South Texas and in the SCOOP/STACK area in Oklahoma. Titanium considers investments in operated and non-operated assets in all US shale plays. See www.titaniumep.com.

Forward-Looking Statements
We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management's assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the "Risk Factors" section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

SOURCE: Vanguard Natural Resources, LLC

INVESTOR RELATIONS CONTACT:
Vanguard Natural Resources, LLC
Lisa Godfrey, Director of Investor Relations
832-327-2234
investorrelations@vnrllc.com
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